UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Gilbert, Janet H.
   6250 North River Road
   Suite 9000
   Rosemont, IL  60018
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   August 31, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Wisconsin Central Transportation Corporation
   WCLX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - General Counsel
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |32,224                |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Option - Right to Buy+  |8/5/94   |8/4/2004 |Common Stock           |7452     |13.42     |D            |                           |
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Option - Right to Buy+  |1/1/95   |8/4/2004 |Common Stock           |7452     |13.42     |D            |                           |
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Option - Right to Buy+  |1/1/96   |8/4/2004 |Common Stock           |96       |13.42     |D            |                           |
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Option - Right to Buy   |1/5/99   |1/4/2009 |Common Stock           |10,000   |16.625    |D            |                           |
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Explanation of Responses:
+ amounts and price shown have been adjusted to reflect the Company's three-for-one stock split effective on May 31, 1996.
SIGNATURE OF REPORTING PERSON
Janet H. Gilbert
DATE
September 8, 1999